Exhibit 99.21

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of November 12, 2024, by and between Organogenesis Holdings Inc., a Delaware corporation (the “Company”), and the Alan Ades 2014 GRAT (the “Selling Stockholder”).

Recitals

WHEREAS, on November 12, 2024, the Company entered into a Subscription Agreement by and among the Company, Avista Healthcare Partners III, L.P. and AHP III Orchestra Holdings, L.P. (the Avista entities, the “Subscribers”, and the agreement, the “Subscription Agreement”), pursuant to which the Subscribers purchased shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), from the Company;

WHEREAS, pursuant to the Subscription Agreement, the Company may use certain net proceeds from the sale of the shares of Series A Preferred Stock to repurchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, the Selling Stockholder has expressed interest to the Company (the “Indication of Interest”) to sell to the Company an aggregate of 3,761,909 shares of Common Stock (the “Shares”) at a price of $3.1597 per share, for an aggregate purchase price of $11,886,503.87 for the Shares (such aggregate purchase price, the “Purchase Price”);

WHEREAS, as the Selling Stockholder is a member of the Company’s Significant Stockholder Group (as such term is defined in the Company’s Definitive Proxy Statement filed on April 29, 2024), which group holds greater than 5% of the Company’s capital stock, the Audit Committee of the Board of Directors of the Company (the “Board”), being comprised of independent members of the Board and in accordance with the Company’s policies and procedures for identifying and approving related person transactions, is authorized by the Board to consider the Indication of Interest; and

WHEREAS, the Audit Committee of the Board has considered the Indication of Interest and has determined that the repurchase by the Company of the Shares from the Selling Stockholder in consideration of the Purchase Price and upon the terms and conditions set forth in this Agreement (the “Repurchase”), is fair, reasonable and in the best interests of the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Agreement

1. Repurchase.

a. Purchase and Sale. At the Closing (as defined below), the Company hereby agrees to repurchase from the Selling Stockholder, and the Selling Stockholder hereby agrees to sell and deliver, or cause to be delivered, to the Company, the Shares. The Purchase Price shall be paid as set forth in Section 1(c) of this Agreement.

b. Closing. Subject to the terms and conditions of this Agreement and the delivery of the deliverables contemplated by Section 1(c) of this Agreement, the closing of the sale of the Shares (the “Closing”) will take place on the date hereof or the first business day following the date hereof, via the exchange of deliverables, or such other time, date or place as shall be agreed upon by the parties.

c. Closing Deliveries and Actions. At the Closing:

i. the Selling Stockholder shall deliver, or cause to be delivered, the Shares to the Company in the manner directed in writing by the Company; and

ii. the Company shall deliver to the Selling Stockholder by wire transfer of immediately available funds an amount equal to the Purchase Price to an account designated in writing by the Selling Stockholder prior to the Closing.

d. Other Payments. The Selling Stockholder agrees to pay all stamp, stock transfer and similar duties, if any, in connection with the Repurchase.

2. Representations of the Company. The Company represents and warrants to the Selling Stockholder that, as of the date hereof and at the Closing:

a. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

b. The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

c. This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings thereof may be brought. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been approved by (a) the Audit Committee of the Board in accordance with the Company’s policies and procedures for identifying and approving related person transactions and (b) a transaction committee of the Board duly appointed and authorized by the Board to approve this Agreement and the transactions contemplated hereby.

d. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, any law, rule or regulation or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the Company is a party or by which the Company or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any federal, state, local or foreign court, administrative agency or governmental or regulatory authority or body (each, an “Authority”) to which the Company or any of its properties is subject, the effect of any of which, either individually or in the aggregate, would have, or reasonably be expected to have, a material adverse effect on the consolidated financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole or materially impact the Company’s ability to consummate the transactions contemplated by this Agreement (a “Material Adverse Effect”); and no consent, approval, authorization, order, registration or qualification of or with any such Authority is required for the consummation by the Company of the transactions contemplated by this Agreement, except such consents, approvals, authorizations and orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3. Representations of the Selling Stockholder. The Selling Stockholder represents and warrants to the Company that, as of the date hereof and at the Closing:

a. The Selling Stockholder has full legal right and capacity to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby.

b. This Agreement has been duly and validly executed and delivered by the Selling Stockholder, and constitutes a legal, valid and binding agreement of the Selling Stockholder, enforceable against the Selling Stockholder in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

c. The Selling Stockholder’s sale of the Shares hereunder and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party under, any law, rule or regulation, or any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the Selling Stockholder is a party or by which the Selling Stockholder or its properties may be bound, nor will such execution, delivery and consummation violate any order, writ, injunction or decree of any Authority to which the Selling Stockholder or any of its properties is subject; and no consent, approval, authorization, order, registration or qualification of or with any such Authority is required for the performance by the Selling Stockholder of its obligations under this Agreement and the consummation by the Selling Stockholder of the transactions contemplated by this Agreement in connection with the Shares to be sold by the Selling Stockholder hereunder.

d. The Selling Stockholder has, and immediately prior to the delivery of the Shares to the Company at the Closing, the Selling Stockholder will have, valid and unencumbered title to the Shares to be sold by the Selling Stockholder hereunder at such time of delivery, free and clear of all security interests, liens, encumbrances, equities and other charges.

e. The Selling Stockholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed sale of the Shares to the Company and that it has made an independent decision to sell the Shares to the Company based on the Selling Stockholder’s knowledge about the Company and its business and other information available to the Selling Stockholder, which it has determined is adequate for that purpose. The Selling Stockholder acknowledges that it has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Selling Stockholder in this Agreement. The Selling Stockholder has received all the information that it considers necessary or appropriate for deciding whether to sell the Shares and has had the opportunity to ask questions and receive answers from the Company. The Selling Stockholder acknowledges that the Company and its affiliates, officers and directors may possess material non-public information not known to the Selling Stockholder regarding or relating to the Company, including, but not limited to, information concerning the business, financial condition, results of operations or prospects of the Company. The Selling Stockholder acknowledges and confirms that it is aware that future changes and developments in (i) the Company’s business and financial condition and operating results, (ii) the industry in which the Company competes and (iii) the overall market and economic conditions, may have a favorable impact on the value of the Common Stock after the sale by the Selling Stockholder of the Shares to the Company pursuant to terms of this Agreement. Without limiting the generality of the foregoing, except as set forth in this Agreement, the Company makes no representations with respect to the information provided to the Selling Stockholder in connection with this Agreement or the transactions contemplated herein or therein, including any current or projected financial information.

f. There has been no act or omission by the Selling Stockholder which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated hereby.

g. The Selling Stockholder is aware of the transactions contemplated under the Subscription Agreement.

4. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via email (receipt of which is confirmed) to the recipient. Such notices, demands and other communications shall be sent as follows:

To the Selling Stockholder:

Alan Ades 2014 GRAT

To the Company:

Organogenesis Holdings Inc.

85 Dan Road

Canton, MA 02021

Attention: Lori Freedman, Chief Administrative and Legal Officer

Email:

With a copy to (which shall not constitute notice):

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: William R. Kolb and Ryan M. Rourke Reed

Email:

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

5. Miscellaneous.

a. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitations.

b. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

c. Complete Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Selling Stockholder with respect to the subject matter hereof.

d. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

e. Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either party without the prior written consent of the other party. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Selling Stockholder and the Company and their respective successors and assigns.

f. No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

g. Governing Law. THIS AGREEMENT AND ANY MATTERS RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF DELAWARE. The Company and the Selling Stockholder each agrees that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the U.S. District Court for the District of Delaware or, if that court does not have subject matter jurisdiction, in the Delaware Court of Chancery, and the Company and the Selling Stockholder each agrees to submit to the jurisdiction of, and to venue in, such courts.

h. Waiver of Jury Trial. The Company and the Selling Stockholder each hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

i. Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

j. Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

k. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Selling Stockholder.

l. Expenses. Each of the Company and the Selling Stockholder shall bear its own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

[Signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

COMPANY:

ORGANOGENESIS HOLDINGS INC.

By:	/s/ David C. Francisco
Name:	David C. Francisco
Title:	Chief Financial Officer

SELLING STOCKHOLDER:

ALAN ADES 2014 GRAT

By:	Alan A. Ades
Name:	Alan A. Ades
Title:	Trustee

[Signature Page to Stock Repurchase Agreement]